Exhibit 5.1

April 14, 2023

Meta Materials Inc.

1 Research Drive

Dartmouth, Nova Scotia, Canada B2Y 4M9

Re:	Meta Materials Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Meta Materials Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale of (i) 83,333,334 shares (the “Firm Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and (ii) warrants (the “Firm Warrants”) to purchase up to 83,333,334 shares of Common Stock at a price of $0.375 per share (the “Firm Warrant Shares”) and up to an additional (i) 12,500,000 shares of Common Stock (the “Option Shares and together with the Firm Shares, the “Shares”), and/or (ii) warrants (the “Option Warrants” and together with the Firm Warrants, the “Warrants) to purchase up to an aggregate of 12,500,000 shares of Common Stock (the “Option Warrant Shares” and together with the Firm Warrant Shares, the “Warrant Shares”) if the Underwriters exercise their option to purchase Option Shares or Option Warrants. Herein, the Shares, Warrants and Warrant Shares are collectively referred to as the “Securities”). The Securities are to be sold by the Company pursuant to a prospectus supplement, dated as of the date hereof, and the accompanying base prospectus dated November 18, 2022 (together, the “Prospectus”) that form part of the Company’s effective Registration Statement on Form S-3 (File No. 333-268282) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined, and relied upon the accuracy of factual matters contained in, as applicable, executed original or counterparts of the following documents: (a) the Amended and Restated Articles of Incorporation of the Company filed with the Nevada Secretary of State on June 24, 2021; (b) the Company’s Amended and Restated Bylaws dated October 26, 2016; (c) the resolutions adopted by the Company’s board of directors (including any committee thereof) authorizing, amongst other items, the issuance and sale of the Shares; (d) the Registration Statement; (e) the form of warrant (the “Warrant”); and (f) that certain Underwriting Agreement, dated as of the date hereof (the “Agreement”), between the Company and Ladenburg Thalmann & Co. Inc. and A.G.P./Alliance Global Partners (the Underwriters”). We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth.

Meta Materials Inc.

April 14, 2023

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1. With respect to the offer and sale of the Shares and the Warrant Shares by the Company pursuant to the Registration Statement (the “Offered Shares”), (a) the issuance and sale of the Offered Shares has been duly authorized and (b) when, as and if (i) certificates representing the Offered Shares have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and delivered to the purchasers thereof, and (ii) the Company receives consideration per share for the Offered Shares in such amount as contemplated by the Registration Statement, the Agreement and, with respect to the Warrant Shares, the Warrant, the Offered Shares will be validly issued, fully paid and non-assessable; and

2. With respect to the offer and sale of the Warrants by the Company pursuant to the Registration Statement (the “Offered Warrants”), (a) the issuance and sale of the Offered Warrants has been duly authorized and (b) when, as and if, (i) the Offered Warrants have been duly executed and countersigned in accordance with the Registration Statement and issued and sold as contemplated by the Registration Statement, and (ii) the Company has received consideration for the Offered Warrants provided for in the Registration Statement and the Agreement, then such Offered Warrants will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

This opinion is limited to the present laws of the State of Nevada. We express no opinion as to the laws of any other jurisdiction, of the United States of America, or to any state “Blue Sky” laws and regulations, and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction.

We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in fact or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and the Prospectus, and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ballard Spahr LLP